                                                                  Exhibit 10.11








                          AGREEMENT OF PURCHASE AND SALE

                                     BETWEEN

                              UNIVERSITY PLAZA, L.P.
                                    AS SELLER

                                       AND

                      BRANDYWINE OPERATING PARTNERSHIP, L.P.
                                     AS BUYER

                                December 15, 1997

                                TABLE OF CONTENTS
                                                                            Page
                                   ARTICLE I

                                  DEFINITIONS

Section 1.1  Definitions.......................................................1
Section 1.2  Terms Generally...................................................6


                                   ARTICLE II

                        PURCHASE AND SALE OF PROPERTIES


Section 2.1  Sale..............................................................6
Section 2.2  Purchase Price....................................................7
Section 2.3  Due Diligence.....................................................9


                                  ARTICLE III

                              CONDITIONS PRECEDENT

Section 3.1  Conditions to Buyer's Obligation to Purchase.....................10
Section 3.2  Conditions to Seller's Obligations to Sell.......................11
Section 3.3  Termination......................................................11
Section 3.4  Waiver by Buyer..................................................12
Section 3.5 [Intentionally Omitted]...........................................12


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES;
                     BUYER'S EXAMINATION OF THE PROPERTIES

Section 4.1  Representations and Warranties of Seller.........................12
Section 4.2  Estoppels........................................................14
Section 4.3  Limitation on Claims; Survival of Representations and Warranties.15

Section 4.4  Representations and Warranties of Buyer..........................16
Section 4.5  Buyer's Independent Investigation................................17
Section 4.6  Entry and Indemnity; Limits on Government Contacts...............20
Section 4.7  Release..........................................................22


                                   ARTICLE V

                                     TITLE

Section 5.1  Conveyance of Title..............................................22
Section 5.2  Evidence of Title................................................24


                                   ARTICLE VI

                              BROKERS AND EXPENSES

Section 6.1  Brokers..........................................................24
Section 6.2  Expenses.........................................................24


                                  ARTICLE VII

                      INTERIM OPERATION OF THE PROPERTIES

Section 7.1  Interim Operation of the Properties..............................25
Section 7.2  Tenant Improvement Costs, Leasing Commissions and Free Rent......26
Section 7.3  Seller's Maintenance of the Properties...........................26
Section 7.4  Lease Enforcement................................................27
Section 7.5  Lease Termination Prior to Closing...............................27
Section 7.6  Tenant Notices...................................................27
Section 7.7  Risk of Loss and Insurance Proceeds..............................27
Section 7.8  Notifications....................................................28


                                  ARTICLE VIII

                               CLOSING AND ESCROW

Section 8.1  Escrow Instructions..............................................28

Section 8.2  Closing..........................................................29
Section 8.3  Deposit of Documents.............................................29
Section 8.4  Estoppel Certificates............................................31
Section 8.5  Prorations.......................................................32
Section 8.6  Tax Certiorari Proceedings.......................................35
Section 8.7  Tenant Obligations...............................................36
Section 8.8 Seller Financial Statements.......................................36


                                   ARTICLE IX

                                 MISCELLANEOUS

Section 9.1  Notices..........................................................36
Section 9.2  Entire Agreement.................................................38
Section 9.3  Time.............................................................38
Section 9.4  Attorneys' Fees..................................................38
Section 9.5  No Merger........................................................38
Section 9.6  Assignment.......................................................38
Section 9.7  Counterparts.....................................................39
Section 9.8  Governing Law; Jurisdiction and Venue............................39
Section 9.9  Waiver of Trial by Jury..........................................40
Section 9.10  Confidentiality and Return of Documents.........................40
Section 9.11  Interpretation of Agreement.....................................42
Section 9.12  Amendments......................................................42
Section 9.13  No Recording....................................................42
Section 9.14  No Third Party Beneficiary......................................43
Section 9.15  Severability....................................................43
Section 9.16  Drafts not an Offer to Enter into a Legally Binding Contract....43
Section 9.17  Further Assurances..............................................43
Section 9.18 [Intentionally Omitted...........................................43
Section 9.19  Exculpation.....................................................43
Section 9.20  Counterparts....................................................43




EXHIBITS

EXHIBIT A     REAL PROPERTY DEEDS
EXHIBIT B     [INTENTIONALLY OMITTED ]

EXHIBIT C     INTENTIONALLY OMITTED
EXHIBIT D     INTENTIONALLY OMITTED
EXHIBIT E     BILL OF SALE
EXHIBIT F     ASSIGNMENT OF LEASES
EXHIBIT G     ASSIGNMENT OF CONTRACTS, WARRANTIES AND
              GUARANTEES AND OTHER INTANGIBLE PROPERTY
EXHIBIT H     DESIGNATION AGREEMENT
EXHIBIT I     BUYER'S AS-IS CERTIFICATE
EXHIBIT J     TENANT ESTOPPEL CERTIFICATE
EXHIBIT K     INTENTIONALLY OMITTED
EXHIBIT L     SELLER'S AFFIDAVIT
EXHIBIT M     [INTENTIONALLY OMITTED]
EXHIBIT N     ESCROW AGREEMENT

SCHEDULES

SCHEDULE 1         SELLER
SCHEDULE 2.1.1     PROPERTY DESCRIPTIONS
SCHEDULE 2.1.3     EXISTING LEASES
SCHEDULE 2.1.5     PURCHASE RIGHTS
SCHEDULE 2.2.2     WIRING INSTRUCTIONS
SCHEDULE 4.1.1     REQUIRED CONSENTS
SCHEDULE 4.1.2     NON-TERMINABLE CONTRACTS
SCHEDULE 4.1.3     PENDING LITIGATION
SCHEDULE 4.1.4     MUNICIPAL VIOLATION NOTICES
SCHEDULE 7.2       LEASING COSTS

                          AGREEMENT OF PURCHASE AND SALE


         AGREEMENT OF PURCHASE AND SALE, dated as of December 15, 1997 (this "Agreement"), between University Plaza, L.P., a Delaware limited partnership ("Seller"), and Brandywine Operating Partnership, L.P., a Delaware limited partnership ("Buyer").

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

         "Additional Rents" shall have the meaning set forth in Section 8.5(a).

         "Affiliate" shall mean with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director or partner of such Person, or (iv) if such Person is an officer, director or partner, any other company for which such Person acts in any such capacity.

         "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         "Assignment of Contracts" shall have the meaning set forth in Section 8.3(a).

         "Assignment of Leases" shall have the meaning set forth in Section 8.3(a).

         "Bill of Sale" shall have meaning set forth in Section 8.3(a).

         "Business Day" shall mean any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.

         "Buyer" shall have the meaning set forth in the first paragraph of this Agreement and shall include any assignee of Buyer (including, without limitation, any Permitted Assignee).

         "Buyer Party" or "Buyer Parties" shall have the meaning set forth in
    Section 4.6.

         "Claim Notice" shall mean a written notice delivered by Buyer or a Permitted Assignee to Seller setting forth (i) the identity of the Property with respect to which a breach or inaccuracy of a representation or warranty is alleged to have occurred, (ii) a reasonably detailed description of the claimed breach or inaccuracy, including reasonably detailed information as to the adverse effect on the value of the Property to which such claimed breach relates, (iii) the specific provision of this Agreement under which such breach is claimed and (iv) complete and detailed evidence of the satisfaction of the conditions to Buyer's or a Permitted Assignee's recovery set forth in Section 4.3.

         "Claims" shall have the meaning set forth in Section 4.3(a).

         "Closing" shall have the meaning set forth in Section 2.2(b).

         "Closing Date" shall have the meaning set forth in Section 8.2.

         "Closing Documents" shall have the meaning set forth in
    Section 4.3(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.

         "Confidential Information" shall have the meaning set forth in Section 9.10(c).

         "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated October 8, 1997, between Brandywine Realty Trust and Seller.

         "Contracts" shall have the meaning set forth in Section 2.1(e).

         "Deed" shall have the meaning set forth in Section 5.1(a).

         "Deposit" shall have the meaning set forth in Section 2.2(a).

         "Designation Agreement" shall have the meaning set forth in Section 8.3(a).

         "Document Delivery Date" shall have the meaning set forth in Section
    8.3.

         "Due Diligence Materials" shall mean all of the documents and other materials delivered to, or made available for inspection by, Buyer, its Permitted Assignees and their representatives including, without limitation, the materials delivered to Buyer and its representatives on or about November 21, 1997, and on-site materials made available to Buyer for inspection.

         "Effective Date" shall mean the date of this Agreement.

         "Evaluation Material" shall have the meaning set forth in
    Section 9.10(a).

         "Existing Leases" shall mean those leases, license agreements and occupancy agreements identified on Schedule 2.1.3, as the same may be amended or modified from time to time in accordance with the terms of this Agreement.

         "Fee Parcel" shall have the meaning set forth in Section 2.1(a).

         "Governmental Authority" shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

         "Hazardous Materials" shall mean materials, wastes or substances that are (A) included within the definition of any one or more of the terms "hazardous substances," "hazardous materials," "toxic substances," "toxic pollutants" and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (B) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (C) petroleum, (D) asbestos or asbestos-containing materials, (E) polychlorinated biphenyls, (F) flammable explosives or (G) radioactive materials.

         "Improvements" shall have the meaning set forth in Section 2.1(a).

         "Indemnified Party" shall have the meaning set forth in Section 6.1.

         "Initial Deposit Date" shall mean the first Business Day after the Effective Date.

         "Intangible Property" shall have the meaning set forth in Section
    2.1(h).

         "Leases" shall mean all Existing Leases and New Leases, collectively.

         "Leasing Costs" shall have the meaning set forth in Section 7.2.

         "Licenses and Permits" shall have the meaning set forth in Section 2.1(h).

         "New Leases" shall mean those leases, license agreements and occupancy agreements encumbering any Real Property which are entered into after the Effective Date in accordance with the terms of this Agreement, as the same may be amended or modified from time to time in accordance with the terms of this Agreement.

         "Non-Terminable Contracts" shall have the meaning set forth in Section 4.1(h).

         "Order" shall mean an order or decree of any Governmental Authority.

         "Permitted Assignee" shall have the meaning set forth in Section 9.6.

         "Permitted Exceptions" shall have the meaning set forth in Section
    5.1.

         "Person" shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

         "Personal Property" shall have the meaning set forth in Section
    2.1(c).

         "Prescribed Form" shall have the meaning set forth in Section 8.4.

         "Prime Rate" shall mean the prime (or base) rate of interest publicly announced by Citibank, N.A. or its successors from time to time.

         "Property" or "Properties" shall have the meaning set forth in Section 2.1.

         "Purchase Price" shall have the meaning set forth in Section 2.2(a).

         "Real Estate Taxes" shall have the meaning set forth in Section
    4.5(b).

         "Real Property" or "Real Properties" shall have the meaning set forth in Section 2.1.

         "Records and Plans" shall have the meaning set forth in Section
    2.1(g).

         "Related Purchase Agreement" shall mean those three Agreements of Purchase and Sale, each of even date herewith, between Buyer, as buyer, and one of the following persons, as seller: (i) The Berkshire Group, a Pennsylvania limited partnership, (ii) Trend

    Associates, a Pennsylvania limited partnership, and (iii) Park 80, L.L.C., a New Jersey limited liability company.

         "Rent Rolls" shall have the meaning set forth in Section 4.1(g).

         "Representatives" shall have the meaning set forth in Section 9.10(a).

         "Required Deletion Items" shall have the meaning set forth in
    Section 3.1(c).

         "Required Percentage" shall have the meaning set forth in Section
    8.4(a).

         "Schedule of Contracts" shall have the meaning set forth in Section 4.1(h).

         "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

         "Seller Party" shall have the meaning set forth in Section 4.7(a).

         "Seller's Affidavit" shall have the meaning set forth in
    Section 8.3(a)(ix).

         "Significant Tenant" shall mean any Tenant occupying space equal to twenty percent (20%) or more of the rentable square footage of any Property.

         "Survey" shall have the meaning set forth in Section 4.5(a).

         "Tenant" shall mean the tenant, occupier or licensee under any lease, license agreement or occupancy agreement encumbering any Real Property.

         "Threshold Amount" shall have the meaning set forth in Section 4.3.

         "Title Commitment" shall have the meaning set forth in Section 3.1(c).

         "Title Company" shall have the meaning set forth in Section 2.2(b).

         "Title Policy" shall have the meaning set forth in Section 5.2.

         "Warranties" shall have the meaning set forth in Section 2.1(f).

         Section 1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

         (b) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

         (c) any consent, determination, election or approval required to be obtained, or permitted to be given, by or of any party hereunder, shall be granted, withheld or made (as the case may be) by such party in the exercise of such party's sole and absolute discretion.

                                    ARTICLE II

                         PURCHASE AND SALE OF PROPERTIES

         Section 2.1 Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject only to the Permitted Exceptions and to all other terms, covenants and conditions set forth herein, all of Seller's right, title and interest in and to the following: (a) each parcel of land described in Schedule 2.1.1 attached hereto (each, a "Fee Parcel") identified as being owned by Seller on Schedule 2.1.1, together with any and all rights, privileges and easements appurtenant thereto owned by Seller (including any rights of Seller as declarant), together with all buildings, improvements and fixtures (other than fixtures owned or removable by any Tenant or third party) located thereon (collectively, the "Improvements"; each Fee Parcel, together with the Improvements thereon, a "Real Property" and, collectively, the "Real Properties"); (b) [intentionally omitted]; (c) all tangible personal property not owned or removable by any Tenant or third party, if any, located on the Real Properties and owned by Seller and used in the operation or maintenance of any one or more of the Real Properties (the "Personal Property"); (d) (i) Seller's interest, as landlord, owner or licensor, in each of the Existing Leases, (ii) Seller's interest, as landlord, owner or licensor, in any New Leases and (iii) to the extent assignable, any guarantees, letters of credit or other instruments that secure or guarantee the performance of the obligations of each Tenant; (e) to the extent assignable, all service contracts, maintenance contracts, operating contracts, warranties, guarantees, listing agreements, parking contracts and like contracts and agreements relating to the Real Properties, and commission agreements, equipment leases, contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements (collectively, the "Contracts"); (f) to the extent assignable, all warranties and guaranties made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment or material situated on any Real Property, or contained in any or comprising a part of any Improvement or Leasehold Improvement (collectively, the "Warranties"); (g) to the extent Seller currently has such items in its possession and to the extent assignable, all (i) preliminary, final and proposed building plans and specifications (including "as-built" floor plans and drawings) and tenant improvement plans and specifications for the Improvements and (ii) surveys, grading plans, topographical maps, architectural and structural drawings and engineering, soils, seismic, geologic and architectural reports, studies and tests relating to any Real Property ((g)(i) and (g)(ii) collectively, the "Records and Plans"); and (h) to the extent transferable, any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of any one or more of the Real Properties and/or the Personal Property, excluding materials or information which in Seller's judgment is privileged or confidential information, the name of the Seller and related names and proprietary computer equipment, software and systems, but including all (i) licenses, permits, building inspection approvals, certificates of occupancy, approvals, subdivision maps and entitlements issued, approved or granted by Governmental Authorities in connection with a Real Property, (ii) unrecorded covenants, conditions and restrictions, reciprocal easement agreements, area easement agreements and other common or planned development agreements or documents affecting any Real Property and (iii) licenses, consents, easements, rights of way and approvals obtained from private parties to make use of utilities and to ensure vehicular and pedestrian ingress and egress for any Real Property ((h)(i), (h)(ii) and (h)(iii) collectively, the "Licenses and Permits") or other rights relating to the ownership, use or operation of any of the Real Properties or the Personal Property (collectively, the "Intangible Property"). Each Real Property, together with the Personal Property, the Leases, the Contracts, the Warranties, the Records and Plans and the Intangible Property relating thereto are referred to herein as a "Property" and, collectively, as the "Properties."

         Section 2.2  Purchase Price.

         (a) The purchase price of the Properties is Ten Million Five Hundred Thousand Dollars ($10,500,000) (the "Purchase Price"), subject to prorations, credits and adjustments as set forth herein.

         (b)  The Purchase Price shall be paid by Buyer as follows:

            (i) By 3:00 P.M. (Eastern Standard Time) on the Initial Deposit Date, Buyer shall deposit by wire transfer (made in accordance with the wiring instructions set forth on Schedule 2.2.2 attached hereto) of immediately available funds, in escrow with Commonwealth Land Title Insurance Company, 1700 Market Street, Philadelphia, Pennsylvania 19103, Attention: Mr. Gordon Daniels (the "Title Company"), a cash payment in the amount of $525,000 (the "Deposit"). The Deposit shall be held by the Title Company pursuant to an escrow agreement among Buyer, Seller and the Title Company in the form of Exhibit N attached hereto.

           (ii) The Deposit shall be held in an interest bearing account reasonably designated by Buyer and all interest thereon shall be deemed a part of the Deposit. If the sale of the Properties as contemplated hereunder is consummated, then the Deposit (including the interest accrued on the Deposit) shall be paid to Seller at the consummation of the purchase and sale of the Properties contemplated hereunder (the "Closing") and credited against the Purchase Price.

          (iii) The balance of the Purchase Price over and above the Deposit, as adjusted pursuant to Section 8.5, shall be deposited by Buyer, by wire transfer (made in accordance with the wiring instructions set forth on Schedule 2.2.1 attached hereto) of immediately available funds, with the Title Company and paid to Seller at the Closing.

         (c) (i) IF THE SALE OF THE PROPERTIES IS NOT CONSUMMATED DUE TO THE FAILURE OF ANY CONDITION TO BUYER'S OBLIGATION TO PURCHASE OR SELLER'S INABILITY TO PERFORM OR SELLER'S DEFAULT HEREUNDER, THEN THE DEPOSIT SHALL BE RETURNED TO BUYER, AND BUYER'S SOLE REMEDY, AT LAW OR IN EQUITY, SHALL BE THE RETURN OF THE DEPOSIT, PROVIDED, THAT IF THE SALE OF THE PROPERTIES IS NOT CONSUMMATED BECAUSE OF SELLER'S FAILURE TO CLOSE WHEN OBLIGATED TO DO SO UNDER THIS AGREEMENT, BUYER MAY EITHER (A) TERMINATE THIS AGREEMENT BY WRITTEN NOTICE OF TERMINATION TO SELLER ON THE CLOSING DATE, WHEREUPON THE DEPOSIT SHALL BE IMMEDIATELY RETURNED TO BUYER AND SELLER SHALL BE OBLIGATED TO REIMBURSE BUYER FOR ITS OUT OF POCKET EXPENSES (NOT TO EXCEED $25,000) OR
(B) CONTINUE THIS AGREEMENT PENDING BUYER'S ACTION FOR SPECIFIC PERFORMANCE, IN WHICH LATTER EVENT BUYER, AS A CONDITION TO SUCH ACTION, SHALL NOT ACCEPT RETURN OF THE DEPOSIT AND SHALL PLACE THE FULL AMOUNT OF THE PURCHASE PRICE ABOVE THE DEPOSIT INTO ESCROW. (ii) IF THE SALE OF THE PROPERTIES IS NOT CONSUMMATED AS A RESULT OF A DEFAULT BY BUYER HEREUNDER, THEN, AS ITS SOLE AND EXCLUSIVE REMEDY, SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 4.6(a), 6.1, 9.4 AND 9.10(a) OR SELLER'S OBLIGATIONS UNDER SECTIONS 6.1 0R 9.4.

         INITIALS:  Seller ___________ BUYER ___________

         (d) In the event that Buyer fails to fund within one Business Day after the Initial Deposit Date or the Additional Deposit Date (with time being of the essence) the full amount of the Initial Deposit or the Additional Deposit, as the case may be, for any or no reason whatsoever in accordance with the terms of Section 2.2(b)(i), this Agreement shall immediately and automatically terminate. Upon any termination of this Agreement pursuant to this Section 2.2(d) or Section 2.3, no party shall have any further rights or obligations hereunder, except as provided in Sections 4.6(a), 6.1, 9.4 and 9.10(a).

         Section 2.3 Due Diligence. Buyer has reviewed, accepted and approved (and all representations and warranties of Seller made herein shall be subject to and qualified by) all of the Due Diligence Materials. Notwithstanding anything to the contrary herein, Seller shall have no liability whatsoever to Buyer with respect to any matter disclosed to or actually known by Buyer or its agents prior to the Closing Date.

                                   ARTICLE III

                               CONDITIONS PRECEDENT

         Section 3.1 Conditions to Buyer's Obligation to Purchase. Buyer's obligation to purchase the Properties is conditioned upon the satisfaction (or Buyer's written waiver) on or prior to the Closing Date of the following conditions:

         (a) There shall exist on the Closing Date no pending Order prohibiting, enjoining or restraining Seller from consummating the transactions contemplated hereby with respect to any Property.

         (b) All consents required to be obtained from, or filing required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby shall have been obtained or made.

         (c) The Title Company has committed to issue, upon payment of the applicable premium therefor, a 1992 ALTA Owner's Policy of Title Insurance (provided, that in jurisdictions where local regulations require a form of policy other than a 1992 ALTA Owner's Policy, such other required form shall be used) with respect to each Real Property in the form of the title insurance commitment (each, a "Title Commitment") obtained by Buyer from the Title Company and delivered to Seller prior to the Effective Date, showing title to such Real Property vested in Buyer, subject only to the Permitted Exceptions. It shall not be a condition to Closing that Buyer obtain any endorsements or coverages not set forth in the applicable Title Commitment. Seller shall be entitled, by notice to Buyer, to adjourn the Closing one or more times for an aggregate period not to exceed thirty (30) days in order to remove any exceptions to title that are not Permitted Exceptions. Nothing contained herein shall require Seller to bring any action or proceeding or otherwise to incur any expense to correct, discharge or otherwise remove title exceptions or defects with respect to any Property or to remove, remedy or comply with any other grounds for Buyer's refusing to approve title, provided that Seller shall be obligated to remove or discharge, or otherwise cause the Title Company to omit as an exception to title or to insure against collection thereof from or against any Property any mortgages or monetary liens created by Seller, any mechanics' liens or judgment liens that are the obligation of Seller (as opposed to any Tenant or other third party) and any liens and encumbrances voluntarily created by Seller in violation of Section 7.1 (collectively, the "Required Deletion Items"). If on the Closing Date there are any Required Deletion Items, Seller may use any portion of the Purchase Price payable pursuant to Section 2.2(b) to satisfy same, provided the Title Company shall omit such lien or encumbrance as an exception to title.

         (d) Buyer shall have received estoppel certificates for each Real Property to the extent required by Section 8.4.

         (e) Each of the documents required to be delivered by Seller pursuant to Section 8.3 shall have been delivered as provided therein and Seller shall not otherwise be in material default of its material obligations hereunder, and all of Seller's representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date (except that any representations and warranties which are made as of a specified date shall be true and correct as of such specified date).

         (f) Buyer shall not have previously terminated this Agreement pursuant to and in accordance with Section 7.7.

         Section 3.2 Conditions to Seller's Obligations to Sell. Seller's obligation to sell the Properties is conditioned upon the satisfaction (or Seller's written waiver) on or prior to the Closing Date of the following conditions:

         (a) There shall exist on the Closing Date no pending Order prohibiting, enjoining or restraining Buyer from consummating the transactions contemplated hereby with respect to any Property.

         (b) Except as set forth in Section 3.5, all consents required to be obtained from, or filings required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby shall have been obtained or made.

         (c)  Seller shall have actually received the Purchase Price in cash.

         (d) Buyer shall not otherwise be in material default of its material obligations hereunder.

         (e) Each of the documents required to be delivered by Buyer pursuant to Section 8.3 shall have been delivered as provided therein, and all of Buyer's representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date.

         (f) Closing shall have occurred under each of the Related Purchase Agreements in accordance with the respective terms thereof.

         Section 3.3 Termination. In the event that any condition set forth in Section 3.1 or Section 3.2 is not satisfied on or prior to the Closing Date, then the party to this Agreement whose obligations are conditioned upon the satisfaction of such condition may in its sole and absolute discretion terminate this Agreement, subject to Section 2.2(c), by written notice delivered to the other party at or prior to the occurrence of the Closing. Upon any termination of this Agreement pursuant to this Section 3.3, no party shall have any further rights or obligations hereunder, except as provided in Sections 2.2(c), 4.6(a), 6.1, 9.4 and 9.10(a).

         Section 3.4 Waiver by Buyer. If Buyer and/or its Permitted Assignees, with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (ii) any breach of or inaccuracy in any representation or warranty of Seller made in this Agreement, nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Buyer and/or its Permitted Assignees shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against Seller with respect thereto.

         Section 3.5 [Intentionally Omitted].


                                    ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES;
                      BUYER'S EXAMINATION OF THE PROPERTIES

         Section 4.1  Representations and Warranties of Seller.  Subject to
(i) the provisions of Sections 2.3, 4.2 and 4.3 and (ii) the information disclosed in the Due Diligence Materials (except that the representations and warranties in clauses (a), (b), (c) and (d) of this Section 4.1 shall not be subject to the information disclosed in the Due Diligence Materials), Seller hereby makes the following representations and warranties:

         (a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of any of the Properties or all, or substantially all, of Seller's other assets, (iv) suffered the attachment or other judicial seizure of any of the Properties or all, or substantially all, of Seller's other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

         (b) Seller is not a "foreign person" as defined in Section 1445 of the Code and any related regulations.

         (c) Seller is duly organized and validly existing and in good standing under the laws of its state of formation. Seller further represents and warrants that this Agreement and all documents executed by Seller that are to be delivered to Buyer at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or any Property owned by Seller is subject and (iii) constitute (or in the case of Closing documents will constitute) a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

         (d) Seller has full and complete power and authority to enter into this Agreement and, subject to obtaining any consents or waivers required to be obtained prior to Closing, to perform its obligations hereunder.

         (e) Seller is not aware of any consents required for the performance of Seller's obligations hereunder except as set forth on
Schedule 4.1.1.

         (f) The Due Diligence Materials contain true, correct and complete copies of all Existing Leases, all material Contracts and all environmental and structural reports in the possession of Seller. This representation shall not be deemed breached by virtue of any Leases or Contracts entered into after the Effective Date in accordance with Section 7.1.

         (g) Except as included in the Due Diligence Materials (including the rent rolls, dated October 9, 1997, delivered to Buyer (the "Rent Rolls")), (i) there are to Seller's knowledge no leases, license agreements or occupying agreements (or any amendments or supplements thereto) encumbering, or in force with respect to, any Property (except for any New Leases entered into after the Effective Date in accordance with Section 7.1) and (ii) as of the Effective Date, Seller has not received written notice from any Significant Tenant that Seller has not performed its material obligations under such Significant Tenant's Lease.

         (h) To Seller's knowledge, the only Contracts and amendments thereto that will be in effect on the Closing Date that are not terminable without cause or penalty on sixty (60) days notice with respect to any Property (the "Non-Terminable Contracts") are as set forth in Schedule 4.1.2 (the "Schedule of Contracts") or as entered into in accordance with Section 7.1.

         (i) As of the Effective Date, Seller has not received any written notice of any pending or threatened condemnation of all or any portion of any Property.

         (j) Seller has not received written notice of any litigation that is pending or threatened with respect to any Property, except (i) litigation fully covered by insurance policies (subject to customary deductibles) or
(ii) litigation set forth in Schedule 4.1.3.

         (k) As of the Effective Date, except as set forth in Schedule 4.1.4, Seller has not received any written notice from any Governmental Authority that all or any portion of any Property is in material violation of any applicable building codes or any applicable environmental law (relating to clean-up or abatement), zoning law or land use law, or any other applicable local, state or federal law or regulation relating to any Property, which material violation has not been cured or remedied prior to the Effective Date.

         (l) Except as set forth in Schedule 2.1.5 or Schedule 4.1.1 attached to this Agreement, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of any Property.

         (m) Employees. Seller will have no employees at Closing, and any employees of Seller existing on the date hereof shall have been terminated by Seller prior to Closing in accordance with all applicable law, non-compliance with which could result in a claim against Buyer. Buyer shall not be responsible for, nor assume any liabilities of Seller regarding, any such employees.

         Each of the representations and warranties of Seller contained in this Section 4.1: (1) is made as of the Effective Date (subject to the information disclosed in the Due Diligence Materials); (2) other than clauses
(i) and (k) above (which, in the case of clause (i) above, the parties acknowledge shall be governed by Section 7.7 with respect to events occurring after the Effective Date) shall be deemed remade by Seller, and shall be true in all material respects, as of the Closing Date (except that any representations and warranties which are made as of a specified date, shall have been true and correct as of such specified date) subject to (A) the information disclosed in the Due Diligence Materials, (B) litigation that is not reasonably likely to have a material adverse effect on any Property, and
(C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Buyer; and (3) shall survive the Closing only as and to the extent expressly provided in Section 4.2 and Section 4.3.

         Section 4.2 Estoppels. The representations and warranties of Seller regarding Leases in Section 4.1(f) or 4.1(g) or in any estoppel delivered by Seller pursuant to Section 8.4 shall terminate to the extent specifically confirmed by a tenant estoppel certificate delivered by a Tenant.

         Section 4.3 Limitation on Claims; Survival of Representations and Warranties.

         (a) Notwithstanding any provision to the contrary herein or in any document or instrument (including, without limitation, any deeds or assignments) executed by Seller and delivered to Buyer or any Permitted Assignee at or in connection with the Closing (collectively, "Closing Documents"), Seller shall have no liability whatsoever with respect to any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, attorneys' and experts' fees and costs and investigation, and remediation costs (collectively "Claims") under, and Buyer shall be barred from bringing any Claims with respect to, any of the representations and warranties contained in this Agreement or in any Closing Document, except to the extent (and only to the extent) that (i) with respect to Claims for breach of representations and warranties relating to a specific Property, the amount of such Claims exceed One Hundred Thousand Dollars ($100,000) ("Threshold Amount") and, in such case, such Claims shall only be valid (and the Seller shall only be liable) for the portion that exceeds the Threshold Amount; provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the (i) total liability of Seller for any or all Claims (inclusive of Claims with respect to any estoppel certificates delivered by Seller pursuant to Section 8.4(a)) with respect any Property shall not exceed two and three quarters percent (2.75%) of the Purchase Price. Further notwithstanding any provision to the contrary herein or in any Closing Document, Seller shall have no liability with respect to any Claim under any of the representations and warranties contained in this Agreement or in any Closing Document, which Claim relates to or arises in connection with (1) any Hazardous Materials (except solely to the extent that Seller has breached its representation in Section 4.1(k)), (2) the physical condition of any Property (except solely to the extent that Seller has breached its representation in Section 4.1(k)) or (3) any other matter not expressly set forth in the Seller's representations and warranties set forth in Section 4.1. Buyer shall not make any Claim or deliver any Claim Notice unless it in good faith believes the Claims would exceed the Threshold Amount provided in this Section 4.3(a).

         (b) Except as otherwise specifically set forth in this Agreement, the representations and warranties of Seller contained herein or in any Closing Document shall survive only until July 6, 1998. Any Claim that Buyer may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, with respect to which a Claim Notice has not been delivered to Seller on or prior to July 6, 1998 shall not be valid or effective. For the avoidance of doubt, on July 6, 1998, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Buyer, any Permitted Assignee and/or their successors and assigns with respect to any Claims or any other matter relating to this Agreement, any Closing Document or the Properties, except solely for those matters that are then the subject of a pending Claim Notice delivered by Buyer to Seller. Any Claim that Buyer may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, with respect to which a Claim Notice has been delivered to Seller on or prior to July 6, 1998 may be the subject of subsequent litigation brought by Buyer against Seller, provided that such litigation is commenced against Seller on or prior to October 6, 1998. For the avoidance of doubt, on October 6, 1998, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Buyer and/or its successors and assigns with respect to any Claims or any other matter relating to this Agreement, any Closing Document or the Properties, except solely for those matters that are the subject of a litigation by Buyer against Seller that is pending on October 6, 1998.

         (c)   This Section 4.3 shall survive the Closing.

         Section 4.4 Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties:

         (a) Buyer is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer further represents and warrants to Seller that this Agreement and all documents executed by Buyer that are to be delivered to Seller at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer, (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer or any property owned by Buyer is subject and (iii) constitutes (or in the case of Closing Documents will constitute) a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

         (b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing, of any involuntary petition by Buyer's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally. As of the Closing Date, Buyer will have sufficient funds to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

         (c) Buyer has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder.

         (d) Buyer (i) is a sophisticated investor, (ii) is represented by competent counsel and (iii) understands the assumptions of risk and liability set forth in this Agreement.

         (e) No consents are required to be obtained from, and no filings are required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         Each of the representations and warranties of Buyer contained in this Section (i) is made on the Effective Date; (ii) shall be deemed remade by Buyer and/or its assignee(s), as applicable and appropriate, and shall be true in all material respects, as of the Closing Date; and (iii) shall survive the Closing until July 6, 1998.

         Section 4.5  Buyer's Independent Investigation.

         (a) Buyer, for itself and any successors or assigns (including any Permitted Assignees), acknowledges and agrees that it has been given the full opportunity to inspect and investigate each and every aspect of each Property, either independently or through agents, representatives or experts of Buyer's choosing, as Buyer considers necessary or appropriate, and that Buyer is completely satisfied with such independent investigation (but the foregoing will not constitute a waiver of any breach of representation or warranty set forth in Section 4.1 unless such breach is disclosed in the Due Diligence Materials or is otherwise known by Buyer and/or any Permitted Assignee before the Closing Date and Buyer and/or such Permitted Assignee(s) elect to proceed with the Closing). Such independent investigation by Buyer may include, without limitation:

              (i)  all matters relating to title to such Property;

              (ii) all matters relating to governmental and other legal requirements with respect to such Property, such as taxes, assessments, zoning, use permit requirements and building codes;

              (iii) all zoning, land use, building, environmental and other statutes, rules, or regulations applicable to each Real Property;

              (iv) the physical condition of each Real Property, including, without limitation, the interior, the exterior, the square footage of the Improvements and of each tenant space therein, the structure, the roof, the paving, the utilities, and all other physical and functional aspects of such Real Property, including the presence or absence of Hazardous Materials;

              (v)  any easements and/or access rights affecting such Real
Property;

              (vi) the Leases with respect to such Real Property and all matters in connection therewith, including, without limitation, the ability of the Tenants thereto to pay the rent;

              (vii) the Contracts and any other documents or agreements of significance affecting such Property;

              (viii) all matters that would be revealed by an ALTA as-built survey (a "Survey"), a physical inspection or an environmental site assessment of such Real Property;

              (ix) all matters relating to the income and operating or capital expenses of the Properties and all other financial matters; and

              (x) all other matters of significance affecting, or otherwise deemed relevant by Buyer with respect to, such Property.

         (b) The Due Diligence Materials heretofore delivered or made available to Buyer for its review and approval include:

              (i) to the extent in the possession of Seller, a copy of a Survey of each Real Property;

              (ii) a Rent Roll for each Real Property, listing for any Tenant the name, rent, amount of deposit and prepaid rent, if any, and lease term and copies of the Existing Leases;

              (iii)  the Schedule of Contracts;

              (iv) operating, income and expense statements for each Real Property for the period in 1997 ending September 30, 1997;

              (v) copies of all Licenses and Permits in the possession of Seller;

              (vi) to the extent in the possession of Seller or Seller's property manager, reports, studies, assessments, investigations and other materials related to the presence of Hazardous Materials at, on or under each Real Property and the compliance of such Real Property with all environmental laws, including recent Phase I (and, in some cases, Phase II) environmental surveys; and

              (vii) to the extent in the possession of Seller or Seller's property managers, copies of (i) the bills issued for the most recent year for each Real Property for all real estate taxes and assessments, water rates, water meter charges, sewer rates, sewer charges, and similar matters, imposed by any Governmental Authority ("Real Estate Taxes") and personal property taxes and (ii) all notices or documents for any assessments or bonds relating to each Real Property.

         (c) Buyer acknowledges and agrees that (i) it has completed its independent investigation of the Properties and the Due Diligence Materials and has obtained, reviewed and approved a Title Commitment for each Property,
(ii) it is acquiring the Properties based on such independent investigation and subject to all information disclosed in the Due Diligence Materials (and also in reliance on Seller's representations and warranties contained herein) and (iii) Buyer shall have no right to terminate this Agreement based on any further investigations of the Properties or the Due Diligence Materials. Buyer has approved each and every aspect of such Properties. The preceding sentence is not intended to relieve, and shall not relieve, Seller from any of its obligations under Section 4.1.

         (d) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) SELLER SHALL SELL AND BUYER SHALL PURCHASE EACH PROPERTY "AS IS, WHERE IS AND WITH ALL FAULTS," (ii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER, NOR ANY PARTNER, OFFICER, EMPLOYEE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER, CONCERNING ANY PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DUE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATIONS, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of any Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of any Real Property or the square footage of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, any Real Property, or any Real Property's use, habitability, merchantability, or fitness, or the suitability, value or adequacy of such Real Property for any particular purpose, (iv) the zoning or other legal status of any Real Property or any other public or private restrictions on the use of such Real Property, (v) the compliance of any Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for

Buyer's intended use or development of any Real Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about any Real Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements, (ix) the condition of title to any Real Property, (x) the Leases, Contracts or any other agreements affecting any Real Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to any Real Property, (xi) Seller's ownership of any Property or any portion thereof or (xii) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to, the operation of any Real Property. Without limiting the generality of the foregoing, except as otherwise set forth herein, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any partner, officer, employee, attorney, agent or broker of Seller, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer. Buyer further acknowledges and agrees that Seller is under no duty to make any inquiry regarding any matter that may or may not be known to Seller or any partner, officer, employee, attorney, agent or broker of Seller. This Section 4.5(d) shall survive the Closing, or, if the Closing does not occur, beyond the termination of this Agreement.

         (e) ANY REPORTS, REPAIRS OR WORK REQUIRED BY BUYER ARE THE SOLE RESPONSIBILITY OF BUYER, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. BUYER IS SOLELY RESPONSIBLE FOR OBTAINING ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF ANY PROPERTY AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER'S SOLE COST AND EXPENSE.

         Section 4.6  Entry and Indemnity; Limits on Government Contacts.

         (a) In connection with any entry by Buyer, its Permitted Assignee(s) or any of their agents, employees or contractors (collectively, the "Buyer Parties" and each a "Buyer Party") onto a Real Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's business and the business of the Tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any necessary on-site testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing and the party performing the testing. Seller shall approve or disapprove any proposed testing and the party performing the same within three (3) Business Days after receipt of such notice. If a Buyer Party takes any sample from a Real Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing, or other inspection performed on any Real Property. Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of any Real Property performed by or on behalf of any Buyer Party. Buyer shall maintain, and shall ensure that its contractors maintain, public liability and property damage insurance insuring the Buyer Parties against any liability arising out of any entry or inspections of any Real Property pursuant to the provisions hereof. Such insurance maintained by Buyer shall be in the amount of Ten Million Dollars ($10,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy maintained by Buyer shall insure the contractual liability of Buyer covering the indemnities herein and shall (i) name Seller (and their successors, assigns and Affiliates) as additional insureds, (ii) contain a cross-liability provision, and (iii) contain a provision that "the insurance provided by Buyer hereunder shall be primary and noncontributing with any other insurance available to Seller." Buyer shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of any Real Property. Buyer shall indemnify and hold the Seller Parties harmless from and against any Claims arising out of or relating to any entry on any Real Property by any Buyer Party, in the course of performing any inspections, testings or inquiries. The foregoing indemnity shall survive the Closing, or, if the Closing does not occur, beyond the termination of this Agreement.

         (b) Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor any other Buyer Party shall contact any Governmental Authority regarding any Hazardous Materials on or the environmental condition of any Real Property without Seller's prior written consent thereto; provided that if Buyer or Buyer's consultant is unconditionally obligated by applicable law to notify a Governmental Authority regarding any Hazardous Materials on, or the environmental condition of, any Real Property discovered by Buyer's environmental testing, Buyer shall first provide prior written notice to Seller and shall not contact any Governmental Authority except in conjunction with Seller. In addition, if Seller's consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) Business Days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

         Section 4.7  Release.

         (a) Without limiting the provisions of Section 4.5, Buyer, for itself and any successors and assigns of Buyer (including, without limitation, any Permitted Assignee), waives its right to recover from, and forever releases and discharges, and covenants not to sue, Seller, Seller's Affiliates, Seller's asset manager, any lender to Seller, the partners, trustees, shareholders, controlling persons, LLC members, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (each a "Seller Party", and collectively, the "Seller Parties") with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with any Property including, without limitation, the physical, environmental and structural condition of the related Real Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any Real Property; provided, however, Buyer does not waive its rights, if any, to recover from, and does not release or discharge or covenant not to sue Seller for (i) any act that is found by a court of competent jurisdiction to constitute fraud,
(ii) any breach of Seller's representations or warranties set forth in
Section 4.1 or in Seller's estoppel certificate delivered pursuant to Section 8.4, subject to the limitations and conditions provided in this Agreement, or
(iii) any breach of Seller's obligations set forth in this Agreement that expressly survive Closing.

         (b)   This Section 4.7 shall survive the Closing indefinitely.


                                    ARTICLE V

                                      TITLE

         Section 5.1 Conveyance of Title. Buyer has obtained a Title Commitment for each Property. A copy of each Title Commitment delivered to Buyer has been delivered to Seller and its counsel. At the Closing, as a condition precedent to Buyer's obligation to close, Seller shall have delivered to Buyer a deed for the Real Property in the form of Exhibit A (each, a "Deed"), each subject to no exceptions other than the following (the "Permitted Exceptions"):

              (i) Interests and rights of Tenants in possession under Existing Leases and New Leases, including, without limitation, those Tenant purchase rights listed on Schedule 2.1.5;

              (ii) Liens for Real Estate Taxes that are apportioned as provided in Section 8.5 (including special assessments and special improvement district or local improvement district bonds);

              (iii) Any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitment for such Real Property or other documents made available to Buyer and any other exceptions to title that would be disclosed by an inspection and/or survey of such Real Property, including those disclosed on a Survey;

              (iv) Any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any Governmental Authority, as now or hereafter existing or enforced (including, without limitation, those related to zoning and land use), and all notes or notices of violation of any such laws, ordinances, rules or regulations set forth in the Due Diligence Materials or in any title reports, commitments or updates delivered to Buyer prior to the Effective Date;

              (v) Any lien or encumbrance encumbering such Property as to which Seller shall deliver to Buyer, or the Title Company, at or prior to the Closing, proper instruments, in recordable form, canceling such lien or encumbrance, together with funds to pay the cost of recording and canceling the same;

              (vi) Such other exceptions as the Title Company shall commit to insure over in a manner reasonably satisfactory to Buyer, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding or indemnity by Seller or otherwise;

              (vii) Uniform Commercial Code filings that have expired or terminated by operation of law on or prior to the Closing Date;

              (viii) Any exceptions caused by Buyer, its agents, representatives or employees; and

              (ix) Any other matters affecting title to such Property that have been approved or waived by Buyer pursuant to the terms hereof.

The acceptance by Buyer of the Deeds shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed under this Agreement with respect to the applicable Property, other than those that are specifically stated herein to survive the Closing.

         Section 5.2 Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the Title Company issuing, or to committing to issue, at Closing, upon payment of the applicable premium therefor, one or more 1992 ALTA Owner's Policies of Title Insurance (provided, that in jurisdictions where local regulations require a form of policy other than a 1992 ALTA Owner's Policy, such other required form shall be used) in the aggregate amount of the Purchase Price for the Properties showing title to each Property vested in Buyer or its Permitted Assignee or designee, subject only to the Permitted Exceptions (the "Title Policy").

                                  ARTICLE VI

                             BROKERS AND EXPENSES

         Section 6.1 Brokers. Seller and Buyer represent and warrant to each other that no broker or finder, other GMH Realty, Inc. ("GMH"), whose fees will be the responsibility of Seller pursuant to a separate agreement among between GMH and Seller, was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finders' fees in connection with the transactions contemplated hereby by any person or entity other than GMH. If any person brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes its claim shall defend the other party (the "Indemnified Party") from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, reasonable attorneys' fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the Closing does not occur, any termination of this Agreement.

         Section 6.2 Expenses. Except as provided in Section 8.5(e), each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.


                                  ARTICLE VII

                      INTERIM OPERATION OF THE PROPERTIES

         Section 7.1  Interim Operation of the Properties.

         (a) Except as otherwise contemplated or permitted by this Agreement or approved by Buyer in writing, from the Effective Date to the Closing Date, Seller agrees that it will operate, maintain, repair and lease the Real Property in the ordinary course, on an arm's-length basis and consistent with Seller's past practices and will not dispose of or encumber any Property, except for dispositions of personal property in the ordinary course of business or as otherwise permitted by Section 7.1 or Section 7.3. Without limiting the foregoing, Seller shall, in the ordinary course, negotiate with prospective Tenants and enter into New Leases (on terms that Seller believes, in its good faith business judgment, to be market terms), enforce Leases in all material respects, perform in all material respects all of landlord's obligations under the Leases (other than Leases that are or that are in the process of being terminated due to Tenant's default thereunder, provided that this provision shall not be deemed breached by virtue of Seller's failure to perform under Leases expiring on or before December 30, 1997) and pay all costs and expenses of the Properties, including without limitation debt service and Real Estate Taxes.

         (b) Seller shall not, without Buyer's consent, enter into any New Leases or materially modify any Existing Lease. Any consent to be given by Buyer pursuant to this Section 7.1(b) shall not be unreasonably withheld or delayed and shall be deemed granted if Buyer does not respond in writing to Seller's request for consent within three (3) Business Days.

         (c) Seller shall not enter into or terminate any operating agreement or any contract, agreement or other commitment of any sort (including any contract for capital items or expenditures, but excluding any liens or other encumbrances on title other than Permitted Exceptions), with respect to any one or more of the Properties that (A) requires payments to or by Seller in excess of $50,000 per annum, or the performance of services by Seller the value of which is in excess of $50,000 per annum and (B) is not terminable without cause and without penalty on thirty (30) days' notice or less; provided that Seller, in its good faith but sole discretion, believes such contract is on market terms and will benefit the applicable Property. At least three (3) Business Days prior to becoming legally bound with respect to any such matter, Seller shall consult with and seek the consent of Buyer, and shall provide reasonable detail to Buyer (including, at Buyer's request, copies of the relevant documentation), with respect thereto. Any consent to be given by Buyer pursuant to this Section 7.1(c) shall not be unreasonably withheld or delayed and shall be deemed granted if Buyer does not respond in writing to Seller's request for consent within three (3) Business Days.

         (d) Except for New Leases or other agreements entered into in accordance with this Section 7.1, Seller shall not enter into any agreement to create a lien or encumbrance on any Property without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed with respect to any utility or similar easement necessary for the operation of a Property, and which shall be deemed granted if Buyer does not respond in writing to Seller's request for consent within three (3) Business Days).

         (e) Prior to the Closing Date or the earlier termination of this Agreement, Seller shall not sell any Property or portion thereof without Buyer's prior written consent.

         (f) Within three (3) days after the execution thereof, Seller shall provide Buyer with copies of all Contracts entered into by Seller after the Effective Date affecting any Property (other than Contracts terminable on 30 days' notice or less), and all operating statements, rent rolls, receivable aging reports, leasing reports and other periodic reports prepared by or delivered to Seller.

         Section 7.2 Tenant Improvement Costs, Leasing Commissions and Free Rent. If the Closing occurs, Buyer shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions and other leasing costs (collectively, "Leasing Costs") relating to or arising from (i) those Leases or modifications of Leases entered into on or after October 9, 1997 (ii) the exercise by a Tenant of a renewal, expansion or extension option contained in any Lease, which renewal or extension period commences, or which expansion space such Tenant first has the right to occupy, on or after October 9, 1997 (notwithstanding that such Tenant may have exercised such option prior to October 9, 1997 and (iii) any items set forth on Schedule 7.2.1, and any amounts paid by Seller in respect of such Leasing Costs shall result in an upward adjustment to the Purchase Price at Closing equal to the amounts so paid. Free rent periods provided for in Leases entered into by Seller prior to October 9, 1997 that occur, in whole or in part, after the Closing Date shall be for the account of, and borne by, Buyer without adjustment to the Purchase Price at closing. The provisions of this Section 7.2 shall survive the Closing.

         Section 7.3 Seller's Maintenance of the Properties. Between the Effective Date and the Closing Date, Seller shall (a) maintain each Real Property in substantially the same manner as prior hereto pursuant to Seller's normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to such Real Property by casualty or other causes or events beyond the control of Seller; provided, however, that Seller's maintenance obligations under this Section
7.3 shall not include any obligation to make capital expenditures not incurred in Seller's normal course of business or any other expenditures not incurred in Seller's normal course of business; (b) continue to maintain its existing insurance coverage; and (c) not grant any voluntary liens or encumbrances affecting such Property other than Permitted Exceptions of the type described in clauses (i) and (ix) of Section 5.1.

         Section 7.4  Lease Enforcement.  Subject to the provisions of
Section 7.1, prior to the Closing Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by any Tenant, provided, that (i) with respect to delinquent rents, Seller may (to the extent permitted under the Lease) apply Tenant security deposits held by Seller only to rents that are thirty (30) days or more past due and (ii) with respect to any application by Seller of Tenant security deposits held by Seller, Seller will deliver, in connection with any such application, written notice to the affected Tenant(s) indicating that their security deposits have been or are being so applied).

         Section 7.5 Lease Termination Prior to Closing. The bankruptcy or default of any Tenant or the termination of any Lease or New Lease or the removal of any Tenant by reason of a default by such Tenant (by summary proceedings or otherwise) or by operation of the terms of such Lease or New Lease shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

         Section 7.6 Tenant Notices. At the Closing, Seller shall furnish Buyer with a signed notice to be given to each Tenant. Such notice shall disclose that the applicable Property has been sold to Buyer and that, after the Closing, all rents should be paid to Buyer.

         Section 7.7 Risk of Loss and Insurance Proceeds. Buyer shall be bound to purchase the Properties for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the related Real Properties or destruction of any improvements thereon or condemnation of any portion of any Property, provided that upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible or any uninsured amount or retention, less any sums reasonably expended by Seller prior to the Closing for the restoration or repair of any Property. Seller has provided Buyer with a certificate of insurance for Seller's casualty insurance policy so that Buyer can confirm its satisfaction with such policy. Seller agree that it will maintain such policy in full force and effect until the Closing. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums it reasonably expended prior to the Closing for the restoration or repair of such Property. Notwithstanding the foregoing, (i) Seller shall not settle, compromise or otherwise stipulate any award or recovery in connection with any damage, destruction or condemnation, in each case if such damage, destruction or condemnation impairs the value of a Property by at least $250,000 without the prior written approval of Buyer, which approval shall not be unreasonably withheld, (ii) Buyer shall have the right to participate in any such settlement or other proceedings, and (iii) if the amount of the damage or destruction as described in this Section 7.7 exceeds ten percent (10%) of the Purchase Price, then Buyer may, at its option to be exercised within five (5) Business Days of Seller's written notice of the occurrence of the damage or destruction, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement, then the Deposit shall be immediately returned to Buyer and neither party shall have any further rights or obligations hereunder except to the extent set forth in Sections 4.6(a), 6.1, 9.4 and 9.10(a). If Buyer elects to proceed with the purchase, then upon the Closing, Buyer shall be entitled to a credit against the Purchase Price and shall receive an assignment of any uncollected proceeds or awards, all as set forth in this Section 7.7 above. The provisions of this Section 7.7 shall survive the Closing.

         Section 7.8 Notifications. Between the Effective Date and the Closing, Seller shall promptly notify Buyer of any condemnation, environmental, zoning or other land-use regulation proceedings relating to any of the Properties of which Seller obtains actual knowledge by written notice, any notices of violations of any legal requirements relating to any of the

Properties received by Seller, any litigation of which Seller obtains actual knowledge by written notice that arises out of the ownership of any of the Properties unless fully covered by insurance (subject to customary deductibles), and any other matters that would materially affect Seller's representations and warranties hereunder.


                                  ARTICLE VIII

                               CLOSING AND ESCROW

         Section 8.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control, unless a contrary intent is expressly indicated in such supplementary instructions.

         Section 8.2 Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of Seller's counsel (or such other location as the parties may agree) at 10:00 A.M. (Eastern Standard Time) on January 5, 1998 or such earlier or later date and time as Buyer and Seller may mutually agree upon in writing (the "Closing Date"), in either case, with time being of the essence. Except as otherwise permitted under this Agreement, such date and time may not be extended without the prior written approval of both Seller and Buyer.

         Section 8.3  Deposit of Documents.

         (a) On or before the December 16, 1997 (the "Document Delivery Date"), at the offices of Seller's counsel (or such other time and location as the parties may agree) Seller shall deposit into escrow with the Title Company the following items (pursuant to escrow instructions reasonably acceptable to Seller and Buyer):

              (i)  a duly executed and acknowledged Deed for each Real
Property;

              (ii)  [intentionally omitted];

              (iii)  [intentionally omitted]

              (iv) a duly executed counterpart of a Bill of Sale for each Real Property in the form attached hereto as Exhibit E (each, a "Bill of Sale");

              (v) a duly executed counterpart of an Assignment and Assumption of Leases for each Real Property in the form attached hereto as Exhibit F (each, an "Assignment of Leases");

              (vi) a duly executed counterpart of an Assignment and Assumption of Contracts, Warranties and Guaranties and Other Intangible Property for each Real Property in the form attached hereto as Exhibit G (each, an "Assignment of Contracts");

              (vii) a duly executed counterpart of an agreement designating the Title Company as the "Reporting Person" for the transaction contemplated hereby pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder, substantially in the form of Exhibit H attached hereto (the "Designation Agreement");

              (viii) a duly executed counterpart of such disclosures and reports (including withholding certificates) as are required by applicable state and local law in connection with the conveyance of the Properties;

              (ix) the Seller's affidavit to the Title Company, in the form of Exhibit L attached hereto (the "Seller's Affidavit"); and

              (x) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         (b) On or before the Document Delivery Date, at the offices of Seller's counsel (or such other time and location as the parties may agree), Buyer shall deposit into escrow with the Title Company the following items (pursuant to escrow instructions reasonably acceptable to Seller and Buyer):

              (i)  [intentionally omitted];

              (ii)  a duly executed counterpart of each Bill of Sale;

              (iii)  a duly executed counterparts of each Assignment of Leases;

              (iv) a duly executed counterpart of each Assignment of Contracts;

              (v)  a duly executed counterpart of the Designation Agreement

              (vi) a duly executed counterpart of Buyer's As-Is Certificate and Agreement, substantially in the form of Exhibit I attached hereto; and

              (vii) a duly executed counterpart of such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Properties.

         (c) On the morning of the Closing Date, Buyer shall effect a wire transfer of federal funds to the Title Company's escrow account (in accordance with the wiring instructions set forth on Schedule 2.2.1) in an amount equal to the sum of (i) the Purchase Price and (ii) the amount (if any) of the costs, expenses and adjustments payable by Buyer under this Agreement. The amount of the funds to be wired to the Title Company's escrow account shall be reduced by the Deposit (including all interest thereon). After Seller's confirmation of receipt of the Purchase Price (as reduced by the costs, expenses, prorations and adjustments payable by Seller under this Agreement) by wire transfer of federal funds by the Title Company to one or more accounts designated by Seller: (i) the Title Company shall be authorized to record the Deed for each Real Property, (ii) the Title Company shall deliver to Buyer all other documents and instruments received by it which, in accordance with the terms of this Agreement, are to be delivered by Seller to Buyer on the Closing Date, and (iii) the Title Company shall deliver to Buyer all other documents and instruments received by it which, in accordance with the terms of this Agreement are to be delivered by Buyer to Seller on the Closing Date. Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Properties in accordance with the terms hereof; provided, that Seller shall not be required to provide any indemnities or affidavits or to escrow any funds other than the Seller's Affidavit.

         (d) Seller shall deliver to Buyer originals of the Leases (or, if originals are not available, copies), copies of the tenant correspondence files of the Real Properties in Seller's possession, a set of keys to each Real Property and originals (or copies, if originals are not available) of any other items in Seller's possession relating to the use, ownership, operation, maintenance, leasing, repair, alteration, management or development of the Real Properties, on the Closing Date (at such location as Buyer and Seller shall mutually agree). Following the Closing, Buyer shall make all Leases, Contracts, other documents, books, records and any other materials in its possession, to the extent the same relate to the period of Seller's ownership of the Properties, available to Seller or its representatives for inspection and/or copying at Buyer's offices (at Seller's sole cost and expense) at reasonable times and upon reasonable notice.

         Section 8.4 Estoppel Certificates. Seller shall use its reasonable efforts (without incurring any additional expense) to obtain prior to the Closing Date tenant estoppel certificates from each Tenant substantially in the form attached hereto as Exhibit J; provided, however, that if a form of estoppel certificate is attached to or otherwise prescribed in a particular lease document, that form (the "Prescribed Form") shall be deemed to be acceptable to Buyer in the event that any Tenant is unwilling to sign the form attached hereto as Exhibit J. It shall be a condition to Buyer's obligation to close the sale and purchase of a Property that on or before the Closing Seller delivers to Buyer tenant estoppel certificates substantially in the form attached hereto as Exhibit J (or in the Prescribed Form, if applicable) from (i) Tenants occupying seventy five percent (75%) of the total leased square footage of the Properties; and (ii) Significant Tenants occupying seventy five percent (75%) of the total leased square footage covered by such Significant Tenants' Leases (with respect to each of preceding clauses (i)-(ii), the "Required Percentage"); provided, however, if Seller is unable to obtain the aforesaid tenant estoppel certificates from Tenants or Significant Tenants (as the case may be) occupying the Required Percentage, Seller may, but shall not be obligated to, provide a certificate to Buyer, with respect to such missing estoppel certificates, as chosen by Seller, to the effect that (except as disclosed in the Due Diligence Materials or in the Leases to which such estoppels relate): (i) to Seller's knowledge the Leases for those Tenants or Significant Tenants (as the case may be) are in full force and effect; (ii) the amount of the Tenants' or Significant Tenants' security deposits; (iii) the dates through which rent has been paid; (iv) neither Seller nor, to Seller's knowledge, any of those Tenants or Significant Tenants (as the case may be) is in default thereunder; (v) a true, correct and complete copy of the Leases are attached; (vi) the Leases expire on the dates specified and are not subject to any renewal or extension options, except as specified, and
(viii) there are no options to purchase or rights of first refusal except as specified. Buyer shall be obligated to accept Seller's certification in lieu of any missing estoppel certificates. Seller's representations and warranties in the certificate shall survive the Closing, provided that (i) Buyer must give Seller a Claim Notice with respect to any claim it may have against Seller for a breach of any such representation and warranty by July 6, 1998, and must commence litigation (if any) relating to such Claim Notice not later than October 6, 1998 (and any claim that Buyer may have that is not so asserted, or litigation by Buyer that is not so commenced, shall be barred and not be valid or effective and Seller shall have no liability whatsoever with respect thereto) and (ii) any certificate delivered by Seller pursuant to this Section 8.4 shall cease to survive the Closing to the extent specifically confirmed by a tenant estoppel certificate delivered by a Tenant or a Significant Tenant. In no event shall the minimum thresholds to Buyer's recovery set forth in Section 4.3(a) apply to any certificates delivered by Seller (but Buyer's recovery under any such certificates shall be limited by the maximum limitations set forth in Section 4.3(a)).

         Section 8.5  Prorations.

         (a) Rents, including, without limitation, percentage rents, escalation charges for Real Estate Taxes, parking charges, marketing fund charges, operating expenses, maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature ("Additional Rents"), and any additional charges and expenses payable under Leases; Real Estate Taxes and personal property taxes, including refunds with respect thereto, if any; the current installment (only) of any improvement bond or assessment that is a lien on any Property or that is pending and may become a lien on any Property; water, sewer and utility charges; amounts payable under any existing Contract, Contract entered into after the Effective Date and in accordance with this Agreement; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other income or expenses relating to the operation and maintenance of each Property (other than any Leasing Costs and free rent which shall be prorated as provided in Section 7.2), shall all be prorated as of 12:01 a.m. Eastern Standard Time on the Closing Date, on the basis of a 365-day year, with Buyer deemed the owner of the Properties on the entire Closing Date. Rent which is due but uncollected as of the Closing Date shall not be adjusted. On the Closing Date, Seller shall deliver to Buyer a schedule of all such past due but uncollected rent owed by tenants. Buyer agrees to cause the amount of such rental arrears to be included in the first bills thereafter submitted by Buyer to such tenants after the Closing Date. Any rents collected from a tenant after the Closing Date shall be applied first to the month in which the Closing Date occurs, next to any rents payable by such tenant after the Closing Date and thereafter to any arrearage owed by such tenant on the Closing Date in the inverse order of maturity. Additional rent payments (and estimated additional rent payments) actually paid by tenants prior to Closing attributable to real estate taxes and operating costs shall be adjusted as of the Closing Date. Additional rent payments (and estimated additional rent payments) attributable to real estate taxes and operating costs to be paid by tenants after the Closing shall be adjusted upon receipt by Buyer. The adjustments of additional rent payments shall be based upon the number of days in the period for which such payment relates that are before or after the Closing Date. In no event will Buyer be entitled to receive any payments on or under the promissory notes or other agreements referred to in Section
8.7. Buyer shall use reasonable efforts until October 6, 1998 to collect any delinquent rents that accrued prior to the Closing Date (but Seller shall have the right to commence and pursue litigation against any Tenant to collect delinquent rents and/or expense reimbursements, provided that Seller may not seek as a remedy in any such litigation the termination of any Leases or the dispossession of any Tenant). Seller agrees to forward any rents received by it after the Closing Date to Buyer for application in accordance with the provisions hereof. The amount of any security deposits that are required to be returned to Tenants under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such security deposits). In the event any Property has been assessed for property taxes purposes at such rates as would result in reassessment (i.e., "escape assessment" or "roll-back taxes") based upon the change in land usage or ownership of such Property resulting from or after the consummation of the transactions described in this Agreement, as between Buyer and Seller, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all claims and liability for such taxes. Such indemnity shall survive the Closing.

         (b) Seller and Buyer hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, and that if any Tenant is required to pay Additional Rents and such Additional Rents are not finally adjusted between the landlord and tenant under the applicable Lease until after the end of the 1997 calendar year, then such prorations shall be calculated as soon as reasonably practicable after such Additional Rents have been finally adjusted. Either party owing the other party a sum of money based on proration(s) calculated after the Closing Date shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent (2%) per annum over the Prime Rate from the Closing Date to the date of payment, if payment is not made within ten (10) days after delivery of a bill therefor. If the real estate and/or personal property tax rate and assessments have not been set for the calendar year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar year, and such proration shall be adjusted between Seller and Buyer as soon as reasonably practicable after such tax rate or assessment has been set.

         (c) Buyer shall calculate the prorations contemplated by Section 8.5(b). Seller and its representatives and auditors shall be afforded the opportunity to review all underlying financial records and work papers pertaining to the preparation of Buyer's proration statements, and Buyer shall permit Seller and its representatives and auditors during regular business hours and upon reasonable prior written notice to have reasonable access to the books and records in the possession of Buyer or any party to whom Buyer has given custody of the same relating to the Properties to permit Seller to review Buyer's proration statements. Seller shall have sixty (60) days after receipt of Buyer's calculations to accept or contest such prorations.

         (d) Buyer shall pay for all recording and escrow fees. Buyer shall also pay the costs of the Title Commitments, Title Policies and all endorsements thereto, and Surveys and Survey updates, and all costs of any appraisal, engineering and environmental reports not delivered by Seller. Seller and Buyer each shall pay one-half the realty transfer taxes payable with respect to the deed. Seller and Buyer shall each be responsible for paying their respective attorneys' fees and costs. Buyer and Seller agree that, given the de minimis amount of Personal Property included within the Properties, no portion of the Purchase Price is allocable or attributable to such Personal Property.

         (e) Buyer agrees that for purposes of any appeals relating to Real Estate Taxes after the Closing Date, Buyer shall not value the Properties in a manner (or otherwise take a position) inconsistent with the relative Purchase Price set forth herein.

         (f) Notwithstanding anything to the contrary herein, to the extent set forth in Section 8.6 Seller reserves the right to protest any Real Estate Taxes relating to the period prior to the Closing Date and to receive and retain any refunds on account of such Real Estate Taxes.

         (h) The obligations of Seller and Buyer under this Section 8.5 shall survive the Closing until October 6, 1998 (except with respect to prorations of taxes and municipal assessments).

         Section 8.6 Tax Certiorari Proceedings. Seller is hereby authorized, but not obligated, to (a) commence (prior to the Closing Date) or continue (after the Effective Date and after the Closing Date) any proceeding for the reduction of the assessed valuation of any Property for any tax year which, in accordance with the laws and regulations applicable to such Property, requires that, to preserve the right to bring a tax certiorari proceeding with respect to such tax year, such proceeding be commenced prior to the Closing Date and (b) endeavor to settle any such proceeding in Seller's discretion. After the Closing, with respect to any Property, (i) Seller shall retain all rights (subject to any rights of Tenants under their Leases) with respect to any tax year ending prior to the tax year (and all refunds relating thereto) in which the Closing Date occurs, and shall have the sole right to participate in and settle any proceeding relating thereto (provided, that such settlement does not affect the assessed tax value for any subsequent tax year), and (ii) Buyer shall have all rights (subject to any rights of Tenants under their Leases) with respect to any tax year (and all refunds relating thereto) which ends after the Closing Date; provided, however, that if the proceeding is for a tax year in which the Closing Date occurs, such settlement shall not be made without Buyer's prior consent, which consent shall not be unreasonably withheld or delayed. With respect to any such proceeding for a tax year in which the Closing Date occurs (whether commenced by Seller or Buyer), any refund or credit of taxes for such tax year shall be applied first to the unreimbursed out-of-pocket expenses, including reasonable counsel fees, necessarily incurred in obtaining such refund or credit, and second, to any Tenant entitled to same, and the balance shall be apportioned between Seller and Buyer as of the Closing Date in accordance with the proportion of the applicable tax year occurring before and after the Closing Date. In each case, the party which prosecuted the proceeding shall deliver to the other copies of receipted tax bills and any decision or settlement agreement evidencing the reduction in taxes. If any refund shall be received by Seller which is for the account of Buyer as provided in this Section 8.6, then Seller shall hold Buyer's share thereof in trust for Buyer and, promptly upon receipt thereof, pay such share to Buyer or any other party entitled to same as provided above. If any refund shall be received by Buyer which is for the account of Seller as provided in this
Section 8.6, then Buyer shall hold Seller's share thereof in trust for Seller and, promptly upon receipt thereof, pay such share to Seller or any other party entitled to same as provided above. Each party shall execute any and all consents or other documents as may be reasonably necessary to be executed by such party so as to permit the other party to commence or continue any tax certiorari proceeding which such other party is authorized to commence or continue pursuant to the terms of this Section 8.6, or to collect any refund or credit with respect to any such tax proceeding. The provisions of this
Section 8.6 shall survive the Closing.

         Section 8.7 Tenant Obligations. Notwithstanding anything herein that may be construed to the contrary (including, without limitation, Section 8.5), promissory notes or other agreements (other than the Leases) delivered to Seller that evidence, deal with or otherwise relate solely to a Tenant's rental or expense reimbursement obligations under its Lease that, as of the Closing Date, are or were past due, shall not be conveyed to Buyer and shall be retained by Seller. Seller agrees that in enforcing its rights against Tenants under any such promissory notes or other agreements, Seller will not seek to exercise any remedies that may be available to it under the affected Leases.

         Section 8.8 Seller Financial Statements. Upon the request of Buyer, Seller shall make available to Buyer's third party accountants, Seller's audited financial statements for the 1997 calendar year.

                                  ARTICLE IX

                                 MISCELLANEOUS

         Section 9.1 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by legible facsimile (followed by hard copy delivered in accordance with preceding subsections (a)-(c)), and such notices shall be addressed as follows:

           To Buyer:    Brandywine Operating Partnership, L.P.
                        16 Campus Blvd., Suite 150
                        Newtown Square, Pennsylvania 19073
                        Attn: Gerard H. Sweeney, President
                        Facsimile No.(610) 325-5622

     with a copy to:    Brad A. Molotsky, Esq., General Counsel
                        c/o Brandywine Realty Trust
                        16 Campus Blvd., Suite 150
                        Newtown Square, Pennsylvania 19073
                        Facsimile No.(610) 325-5622

          To Seller:    University Plaza, L.P.
                        c/o GMH Associates, Inc.
                        353 West Lancaster Avenue, Suite 210
                        Wayne, Pennsylvania 19087
                        Attn: Mr. Bruce Robinson
                        Facsimile No. (610) 687-6567

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery). Notices may be given by attorneys for the notifying partner.

         Section 9.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the Confidentiality Agreement, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any correspondence, memoranda or agreements between the parties, including, without limitation, or any oral or written statements made by Seller, its Affiliates, employees or agents, are not binding on or enforceable against any party, and are superseded and replaced in total by this Agreement together with the Exhibits and Schedules hereto.

         Section 9.3 Time. Time is of the essence in the performance of each of the parties' respective obligations contained herein.

         Section 9.4 Attorneys' Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs (including costs of any trial or appeal therefrom) and reasonable attorneys' fees and disbursements.

         Section 9.5 No Merger. The obligations contained herein, the performance of which is contemplated after the Closing, shall not merge with the transfer of title to the Properties but shall remain in effect until fulfilled.

         Section 9.6 Assignment. Buyer's rights and obligations hereunder shall not be assignable, directly or indirectly, without the prior written consent of Seller; provided, that Buyer may, by written notice delivered to Seller not less than ten (10) Business Days prior to the Closing, designate any Affiliate of Buyer ("Permitted Assignees") as grantee or assignee, as the case may be, of one or more of the Properties and Seller shall convey at Closing such Property or Properties (on behalf of Buyer) in accordance with such written instructions. Nothing contained in the preceding sentence shall be deemed to diminish or otherwise affect the obligations of Buyer hereunder, including the obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof. Subject to the limitations described herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 9.8  Governing Law; Jurisdiction and Venue.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PARTIES RECOGNIZE THAT, WITH RESPECT TO SOME OF THE PROPERTIES, IT MAY BE NECESSARY FOR THE PARTIES TO COMPLY WITH CERTAIN ASPECTS OF THE LAWS OF OTHER STATES IN ORDER TO CONSUMMATE THE PURCHASE AND SALE OF SUCH PROPERTIES PURSUANT HERETO. THE PARTIES AGREE TO COMPLY WITH SUCH OTHER LAWS TO THE EXTENT NECESSARY TO CONSUMMATE THE PURCHASE AND SALE OF SUCH PROPERTIES. IT IS THE PARTIES' INTENT THAT THE PROVISIONS OF THIS AGREEMENT BE APPLIED TO EACH PROPERTY IN A MANNER THAT RESULTS IN THE GREATEST CONSISTENCY POSSIBLE.

         (b) For the purposes of any suit, action or proceeding involving this Agreement, Buyer and Seller hereby expressly submit to the jurisdiction of all federal and state courts sitting in the Commonwealth of Pennsylvania and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Buyer and Seller agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. In furtherance of such agreement, Buyer and Seller agree upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

         (c) Buyer and Seller each hereby irrevocably waive any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Pennsylvania and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 9.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTIES, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

         Section 9.10  Confidentiality and Return of Documents.

         (a) As a condition to Seller's agreement to furnish and/or disclose Evaluation Material (as defined below) to Buyer, any Permitted Assignee(s) and their Affiliates and representatives for review and inspection, Buyer (on behalf of itself, any Permitted Assignee(s), and their respective Affiliates and representatives) hereby agrees to be bound by the terms set forth in this
Section 9.10(a).

              (i) "Evaluation Material" shall include all documents, and other written or oral information, as well as diskettes and other forms of electronically transmitted data, furnished to Buyer, a Permitted Assignee, or their respective officers, directors, employees, agents, advisors, Affiliates or representatives (collectively "Representatives") by Seller or its Affiliates relating to the Properties, as well as written memoranda, notes, analyses, reports, compilations, or studies prepared by Buyer or its Representatives (in whatever form of medium) that contain, or are derived from, such information provided by Seller. Notwithstanding the foregoing, information provided by Seller shall not constitute "Evaluation Material" if such information (i) is or becomes generally available to the public other than as a result of a disclosure by or through Buyer or its Representatives in contravention of this Section 9.10(a) or (ii) is or becomes available to Buyer from a source (other than Seller) not bound, to the knowledge of Buyer, by any legal or contractual obligation prohibiting the disclosure of Evaluation Material by such source to Buyer.

              (ii) Buyer agrees that it and its Representatives will use the Evaluation Material exclusively for the purpose of evaluating the merits of a possible purchase of the Properties as contemplated by this Agreement and not for any other purpose whatsoever. Buyer (on behalf of itself and its Representatives) further agrees that it will not disclose any Evaluation Material or use it to the detriment of Seller or its Affiliates; provided, however, that Buyer may without liability disclose Evaluation Material
    (x) to any Representative of Buyer who needs to know such Evaluation Material for the purpose of evaluating the transactions described in this Agreement involving Seller and the Properties and Buyer or its Permitted Assignee(s) (it being understood and agreed that Buyer shall be fully responsible for any disclosures by any such Person) and (y) pursuant to administrative order or as otherwise required by law.

              (iii) In the event that Buyer desires to disclose Evaluation Material under the circumstances contemplated by clause (y) of the preceding paragraph, Buyer will (x) provide Seller with prompt notice thereof, (y) consult with Seller on the advisability of taking steps to resist or narrow such disclosure, and (z) cooperate with Seller (at Seller's cost) in any attempt that Seller may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Evaluation Material.

              (iv) Buyer agrees that, in the event this Agreement is terminated prior to the consummation of the purchase and sale contemplated hereunder, all written Evaluation Material and all copies thereof will be returned to Seller promptly upon Seller's request. All analyses, compilations, studies or other documents prepared by or for Buyer and reflecting Evaluation Material or otherwise based thereon will be (at Buyer's option) either
    (x) destroyed or (y) retained by Buyer in accordance with the confidentiality restrictions set forth in this Section 9.10(a).

              (v) Buyer acknowledges that significant portions of the Evaluation Material are proprietary in nature and that Seller and its Affiliates would suffer significant and irreparable harm in the event of the misuse or disclosure of the Evaluation Material. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this agreement by Buyer or its Representatives.

              (vi) Buyer agrees to indemnify and hold harmless Seller from and against all loss, liability, claim, damage and expense arising out of any breach of this Section 9.10(a) by Buyer or any of its Representatives (except that Buyer shall not be liable for consequential or punitive damages unless such breach was intentional).

              (vii) This Section 9.10(a) shall survive, if the Closing does not occur, any termination of this Agreement, but shall terminate upon the Closing.

         (b) Seller and Buyer hereby covenant that (i) prior to the Closing it shall not issue any press release or public statement (a "Release") with respect to the transactions contemplated by this Agreement without the prior consent of all parties to this Agreement, except to the extent required by law or the regulations of the Securities and Exchange Commission or the New York Stock Exchange, and (ii) after the Closing, any Release issued by Seller or Buyer shall be subject to the review and approval of all such parties (which approval shall not be unreasonably withheld). If Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other parties for their review. In response to inquiries concerning a Release, Buyer cannot release any information concerning Seller without Seller's prior written consent.

         (c) Seller agrees for a period of one (1) year after the Closing Date not to disclose capitalization rates and rates of return relating to the Properties (the "Confidential Information"), provided that such disclosure may be made (a) to any Person who is a member, partner, officer, director or employee of Seller or counsel to or accountants of Seller solely for their use and on a need-to-know basis, provided that such Persons are notified of Seller's confidentiality obligations hereunder,
(b) with the prior consent of Buyer, or (c) subject to the next sentence, pursuant to legal, regulatory or administrative process. In the event that Seller shall receive a request to disclose any Confidential Information under clause (c) of the preceding sentence, Seller shall (i) promptly notify Buyer thereof, (ii) consult with Buyer on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, reasonably cooperate with Buyer (at no cost to Seller) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such Confidential Information.

         Section 9.11 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term "person" shall include any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

         Section 9.12 Amendments. This Agreement may be amended or modified only by a written instrument signed by each of Buyer and Seller.

         Section 9.13 No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

         Section 9.14 No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

         Section 9.15 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         Section 9.16 Drafts not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Properties. The parties shall be legally bound with respect to the purchase and sale of the Properties pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and each of Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement.

         Section 9.17 Further Assurances. Each party shall, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

         Section 9.18 [Intentionally Omitted].

         Section 9.19 Exculpation. No recourse shall be had for any obligation under this Agreement , or any document executed and delivered by Buyer in connection with the Closing, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Seller and all parties claiming by, through or under Seller

         Section 9.20 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same original, and the execution of counterparts by Buyer and Seller shall bind Buyer and Seller as if they had executed the same counterpart.







                        [Signatures on following page]

         The parties hereto have executed this Agreement as of the date first written above.


                   Buyer:    BRANDYWINE OPERATING PARTNERSHIP, L.P.

                             By:  Brandywine Realty Trust, General Partner

                             By:  ___________________________
                                  Gerard H. Sweeney
                                  President


                   Seller:   UNIVERSITY PLAZA, L.P., a
                             Delaware limited partnership

                             By:  GH University Plaza, Inc.,
                                  A Delaware corporation


                             By:  _________________________
                                  Name:
                                  Title

                                   EXHIBIT N



                               ESCROW AGREEMENT


    Commonwealth Land Title Insurance Company ("Escrowee") agrees to hold in escrow pursuant to this Agreement the sum of $525,000 ("Deposit") to be deposited by Brandywine Operating Partnership, L.P. ("Buyer") pursuant to a certain Agreement of Purchase and Sale dated December 15, 1997 ("Agreement"), between Buyer and University Plaza, L.P. ("Seller"), the provisions of which (including, without limitation, the defined terms) are hereby incorporated herein by reference. The Deposit shall be paid to Seller by Escrowee at the time of Closing under the Agreement, or if Closing does not take place, distributed in accordance with the terms of the Agreement. Escrowee shall, immediately upon receipt of the Deposit, deposit same in an interest bearing, money market type escrow account with a federally insured bank or savings and loan association located in Philadelphia, Pennsylvania. All interest which shall accrue on the Deposit shall be in accordance with the Agreement. Escrowee shall pay such interest to such party contemporaneously with Escrowee's payment of the Deposit. Seller and Buyer agree that Escrowee is an escrow holder only and is merely responsible for the safekeeping of the Deposit and interest and shall not be required to determine questions of fact or law. If Escrowee shall receive notice of a dispute as to the disposition of the Deposit or the interest, then Escrowee shall not distribute the Deposit or interest except in accordance with written instructions signed by both Buyer and Seller. Pending resolution of any such dispute, Escrowee is authorized to pay the Deposit and interest into court. If Escrowee pays the Deposit and interest into court, it shall be discharged from all further obligations hereunder. This Escrow Agreement shall be governed by the laws of the state of New York.

         Seller's Federal Tax ID Number is 51-0370917.

         Buyer's Federal Tax ID Number is 23-2862640.

    IN WITNESS WHEREOF, Buyer, Seller and Escrowee, for valuable consideration, each intending to be legally bound and to bind their respective successors and assigns, have caused this Escrow Agreement to be executed and delivered as of December 15, 1997.

                   Escrowee: COMMONWEALTH LAND TITLE INSURANCE COMPANY





                             By:  ___________________________
                                  Name:
                                  Title:


                   Buyer:    BRANDYWINE OPERATING PARTNERSHIP, L.P.

                             By:  Brandywine Realty Trust, General Partner

                             By:  ___________________________
                                  Gerard H. Sweeney
                                  President


                   Seller:   UNIVERSITY PLAZA, L.P., a
                             Delaware limited partnership

                             By:  GH University Plaza, Inc.,
                                  A Delaware corporation


                             By:  _________________________
                                  Name:
                                  Title